Exhibit 10.2

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (the “Agreement”), dated this 21st day of December, 2018, is by and among First Financial Corporation (the “Company”), Stilwell Activist Fund, L.P. (“Activist Fund”), Stilwell Activist Investments, L.P. (“Activist Investments”), Stilwell Associates, L.P. (“Stilwell Associates”), Stilwell Value LLC (“Stilwell Value”), and Joseph Stilwell, an individual (collectively, with Activist Fund, Activist Investments, Stilwell Associates, and Stilwell Value, the “Stilwell Group,” and each individually, a “Stilwell Group Member”).

RECITALS

WHEREAS, HopFed Bancorp, Inc. (“HopFed”) has proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company whereby HopFed will merge with and into the Company (the “Merger”);

WHEREAS, each Stilwell Group Member has agreed to enter into this Agreement in consideration of, and as a material inducement for, the Company entering into the Merger Agreement; and

WHEREAS, the Company and each Stilwell Group Member have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Representations and Warranties of the Stilwell Group Members. The Stilwell Group Members individually and collectively represent and warrant to the Company, as follows:

(a)    The Stilwell Group has fully disclosed in Exhibit A to this Agreement the total number of shares of Company Common Stock and HopFed Common Stock, as to which it is the beneficial owner, and neither any Stilwell Group Member nor any of their affiliates has (i) a right to acquire any interest in any capital stock of the Company or HopFed, or (ii) a right to vote any shares of capital stock of the Company or HopFed other than as set forth in Exhibit A;

(b)    Each Stilwell Group Member has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by each Stilwell Group Member has been duly authorized by its board or other appropriate governing body. This Agreement constitutes a valid and binding obligation of each Stilwell Group Member and the performance of its terms will not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which any Stilwell Group Member is a party;

(c)    There are no other persons who, by reason of their personal, business, professional or other arrangement with any Stilwell Group Member, have agreed, in writing or orally, explicitly or implicitly, to take any action on behalf of or in lieu of any Stilwell Group Member that would be prohibited by this Agreement;

(d)    There are no arrangements, agreements or understandings concerning the subject matter of this Agreement between any Stilwell Group Member and the Company other than pursuant to this Agreement or any amendments, addendums or supplements thereto; and

(e)    Each Stilwell Group Member had the opportunity to consult with counsel of its own choice and/or to have engaged counsel of its own choice to advise it in connection with the negotiation, preparation and execution of this Agreement. Each Stilwell Group Member enters into this Agreement knowingly, freely and intentionally after having had such opportunity to consult and/or engage with counsel of its own choice.

2.    Representations and Warranties of the Company.

(a)    The Company hereby represents and warrants to the Stilwell Group Members that the Company has full power and authority to enter into and perform its obligations under this Agreement and that the execution and delivery of this Agreement by the Company has been duly authorized by the Board of Directors of the Company. This Agreement constitutes a valid and binding obligation of the Company and the performance of its terms will not constitute a violation of its articles of incorporation, or bylaws or any agreement or instrument to which the Company is a party;

(b)    The Company hereby represents and warrants to the Stilwell Group Members that there are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between any Stilwell Group Member and the Company other than pursuant to this Agreement or any amendments, addendums or supplements thereto; and

(c)    The Company hereby represents and warrants to the Stilwell Group Members that it had the opportunity to consult with counsel of its own choice and/or to have engaged counsel of its own choice to advise the Company in connection with the negotiation, preparation and execution of this Agreement. The Company enters into this Agreement knowingly, freely and intentionally after having had such opportunity to consult and/or engage with counsel of its own choice.

3.    Covenants.

(a)    Each Stilwell Group Member hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the stockholders of HopFed or at any other meeting of the stockholders of HopFed, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of HopFed (collectively, “HopFed Stockholders’ Meeting”), each Stilwell Group Member shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stilwell Group Members:

(i)    appear at each such meeting or otherwise cause the shares as to which the each Stilwell Group Member controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the shares which each Stilwell Group Member controls the right to vote:

(a)    in favor of the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and any actions required in furtherance thereof;

(b)    against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of HopFed under the Merger Agreement; and

(c)    against any action, agreement or transaction submitted for the vote or written consent of the stockholders of HopFed that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by HopFed of its obligations under the Merger Agreement or by any of the Stilwell Group Members of its obligations under this Agreement.

(b) Each Stilwell Group Member hereby irrevocably and unconditionally agrees that it will eliminate its ownership of Company Common Stock following the Merger but in no event later than (12) months after the closing of the Merger and shall not acquire any additional Company Common Stock for a period of five (5) years following the completion of the Merger;

(c) During the term of this Agreement, each Stilwell Group Member covenants and agrees not to, and shall cause each of their affiliates not to, directly or indirectly, alone or in concert with any other affiliate, group or other person:

(i) (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of or other business combination involving, or a tender or exchange offer for securities of, the Company or any of its subsidiaries or any material portion of its or such subsidiary’s business or assets or any other type of transaction that would result in a change in control of the Company (any such action described in this clause (A) is a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Board of Directors of the Company or any of the businesses, operations or policies of the Company, (C) present to the Company, its stockholders or any third party any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal, or (D) seek to effect a change in control of the Company;

(ii)    publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that constitute or could reasonably be expected to result in a Company Transaction Proposal, or take any action that might require the Company to make a public announcement regarding any such Company Transaction Proposal;

(iii)    initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal;

(iv)    solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) in opposition to the recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the capital stock of the Company, or execute any written consent in lieu of a meeting of the holders of the capital stock of the Company or grant a proxy with respect to the voting of the capital stock of the Company to any person other than to the Board of Directors of the Company;

(v)    initiate, propose, submit, encourage or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal, or seek election to or seek to place a representative or other affiliate or nominee on the Company’s Board of Directors or seek removal of any member of the Company’s Board of Directors;

(vi)    form, join in or in any other way (including by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to the Company’s capital stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of the Company’s capital stock;

(vii)    (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s stockholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of stockholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s stockholders that is opposed by the Company’s Board of Directors;

(viii)    vote for any nominee or nominees for election to the Board of Directors of the Company, other than those nominated or supported by the Company’s Board of Directors, and no Stilwell Group Member shall consent to become a nominee for election as a Director of the Company;

(ix)    except in connection with the enforcement of this Agreement, participate, by encouragement or otherwise, in any litigation against or derivatively on behalf of the Company or its officers and directors, except for testimony which may be required by law, and except as may occur in the ordinary course of business with respect to any loan, deposit or other transaction where the Stilwell Group Member or an affiliate is dealing with the Company as a customer;

(x)    make any public statement, whether by press release, comment to any news media or otherwise, regarding the affairs of the Company or that reflects negatively against the Company or any subsidiary or the Board of Directors of the Company or any subsidiary or any of the directors or officers of the Company or any subsidiary; and

(xi)    advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

(d)    During the term of this Agreement, each Stilwell Group Member covenants and agrees, and shall require each of their affiliates, to vote and shall require any affiliate, group or other person acting in concert with any Stilwell Group Member to vote, all shares beneficially owned (i) in favor of any proposal submitted by the Company’s management to a vote of the Company’s stockholders where the proposal requires a majority or greater percentage of affirmative votes of the total outstanding capital stock of the Company for passage and (ii) in accordance with the recommendations of a majority of the members of the Board of Directors of the Company then in office on all procedural matters submitted to a vote of the Company’s stockholders, including, without limitation, the election of directors and auditors.

(e)    Each Stilwell Group Member covenants and agrees to take any and all actions necessary to cause that certain Standstill Agreement, dated April 10, 2018, by and among HopFed and the Stilwell Group Members to be terminated and of no further force or effect as of the completion of the Merger.

4.    Notice of Breach and Remedies.

(a)    The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

(b)    Each Stilwell Group Member expressly agrees that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Company unless and until the Company is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If the Company seeks relief in court, the Stilwell Group and each Stilwell Group Member irrevocably stipulate that any failure to perform by the Stilwell Group and/or any Stilwell Group Member or any assertion by the Stilwell Group and/or any Stilwell Group Member that they are excused from performing their obligations under this Agreement would cause the Company irreparable harm, that the Company shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Stilwell Group and each Stilwell Group Member shall not deny or contest that such circumstances would cause the Company irreparable harm. If, after such thirty (30) business day period, the Company has not either reasonably cured such material breach or obtained relief in court, the Stilwell Group or each Stilwell Group Member may terminate this Agreement by delivery of written notice to the Company.

(c)    The Company expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Stilwell Group or any Stilwell Group Member unless and until the Stilwell Group and each Stilwell Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If the Stilwell Group or any Stilwell Group Member seeks relief in court, the Company irrevocably stipulates that any failure to perform by the Company or any assertion by the Company that it is excused from performing its obligations under this Agreement would cause the Stilwell Group and each Stilwell Group Member irreparable harm, that the Stilwell Group or any Stilwell Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Company shall not deny or contest that such circumstances would cause the Stilwell Group and each Stilwell Group Member irreparable harm. If, after such thirty (30) business day period, the Stilwell Group or the Stilwell Group Member has not either reasonably cured such material breach or obtained relief in court, the Company may terminate this Agreement by delivery of written notice to the Stilwell Group and each Stilwell Group Member.

5.    Term. This Agreement shall be effective upon the execution of the Agreement, and will remain in effect for a period of five (5) years, unless terminated pursuant to the provisions of Section 16 below.

6.    Publicity. Any press release or publicity with respect to this Agreement or any provisions hereof shall be jointly prepared and issued by the parties hereto. During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party, which approval shall not be unreasonably withheld, provided that the parties shall be entitled to make such filings as each deems necessary to comply with applicable securities laws.

7.    Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by email or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Stilwell Group:	Megan Parisi
c/o The Stilwell Group
111 Broadway, 12th Floor
New York, NY 10006
Email: Mparisi@stilwellgroup.com

With a copy to:	E. J. Borrack, Esq.
c/o The Stilwell Group
111 Broadway, 12th Floor
New York, NY 10006
Email: Ejborrack@stilwellgroup.com

The Company:	First Financial Corporation
One First Financial Plaza
Terre Haute, Indiana 47807
Attention: Norman L. Lowery, Vice Chairman, President, CEO
Email: LoweryNL@first-online.com

With a copy to:	Larry C. Tomlin, Esq.
SmithAmundsen, LLC
201 North Illinois Street, Suite 1400 Capital Center, South Tower Indianapolis, IN 46204
Email: Ltomlin@salawus.com

8.    Governing Law and Choice of Forum. Unless applicable federal law or regulation is deemed controlling, Indiana law shall govern the construction and enforceability of this Agreement (whether in contract, tort, or state statute). Any and all actions concerning any dispute arising hereunder shall be filed in the courts of the State of Indiana. The Stilwell Group Members agree that the courts of the State of Indiana may exercise personal jurisdiction over them in any such actions. Each party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation concerning any dispute arising hereunder.

9.    Severability. If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.    Successors and Assigns. This Agreement shall not be assigned by any party without the prior written consent of the other party or parties, as the case may be; provided, however, no assignment shall relieve Stilwell Group or any Stilwell Group Member of the respective obligations set forth hereunder. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the permitted successors and assigns, and transferees by operation of law, of the parties. Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any stockholder of the Company, other than the parties to the Agreement. Nothing contained herein shall prohibit any Stilwell Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of the Stilwell Group or any other Stilwell Group Member but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “Stilwell Group” and “Stilwell Group Member”).

11.    Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.    Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

13.    Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)    The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b)    The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c)    The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)    The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the SEC’s Rules and Regulations under the Securities Exchange Act of 1934.

(e)    The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or First Financial Bank, N.A. (“Bank”) representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company or the Bank, (ii) the persons who were directors of the Company or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) stockholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.

(f)    The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)    The term “group” has the meaning as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

(h)    The term “person” includes an individual, group acting in concert, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other entity or group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

(i)    The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Stilwell Group or a Stilwell Group Member.

(j)    The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

14.    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile or by email attachment (in “.pdf” form), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.    Duty to Execute. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.    Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5 hereof, unless earlier terminated pursuant to Section 4 hereof or by mutual written agreement of the parties.

17.    Incorporation by Reference. The Recitals and Exhibit A hereto are true and correct, incorporated herein by reference, and made part of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

STILWELL ACTIVIST INVESTMENTS, L.P.

By:	Stilwell Value LLC
General Partner

By:	/s/ Megan Parisi
Megan Parisi
Member

STILWELL ASSOCIATES, L.P.

By:	Stilwell Value LLC
General Partner

/s/ Megan Parisi
Megan Parisi
Member

STILWELL ACTIVIST FUND, L.P.

By:	Stilwell Value LLC
General Partner

By:	/s/ Megan Parisi
Megan Parisi
Member

STILWELL VALUE LLC

By:	/s/ Megan Parisi
Megan Parisi
Member

JOSEPH STILWELL

/s/ Joseph Stilwell
Joseph Stilwell

FIRST FINANCIAL CORPORATION

By:	/s/ Norman L. Lowery
Norman L. Lowery Vice Chairman, President, CEO

EXHIBIT A

1.	The Stilwell Group currently holds 0 shares, par value $ per share, of the Company (the “Company Common Stock”).

2.	The Stilwell Group currently holds 627,128 shares, par value $.01 per share, of HopFed (the “HopFed Common Stock”).

A-1